EXHIBIT 3.1


                             Articles of Amendment

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Exhibit 3.1


                              Articles of Amendment

         Filed pursuant toss.7-90-301, et seq. andss.7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19871678300

1.  Entity name: TDI Holding Corporation
2.  New Entity name: Fashion House Holding, Inc.
3.  Use of Restricted Words:
4.  Other amendments, if any, are attached.
5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachments state the provisions for implementing the amendment.
6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:

    OR

         If the corporation's period of duration as amended is perpetual, mark this box: X

ARTICLE TWO: The following articles are amended as set forth here: (identify by article number and attach additional pages if necessary): Article Five: This
Article is hereby amended to add as the last paragraph as follows: Each share of issued and outstanding common stock as of August 29, 2005, is reverse split on a
21.8 to one basis such that each old share represent 1/21.8 of a new share. A surrender of the old share certificate is required to be made by each shareholder in order to receive a new certificate reflecting the reverse split except for those certificates held in "Street Name." The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates. No shareholder shall be reversed below 100 shares, and no shareholder owning less than 100 shares shall be reversed. Fractional interest shall be rounded up to net whole share. All shares shall be rounded up to the nearest whole.

7.       Delayed effective date: August 29, 2005

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such deliver, under penalties of perjury, that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

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This perjury  notice  applies to each  individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

    8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing: Michael Littman, 7609 Ralston Road, Arvada, CO 80002, United States.

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.